Exhibit 10.10

October 31, 2006

Mr. Peter Wooster

[PRIVATE ADDRESS]

Offer of Employment by Marin Software Incorporated

Dear Peter:

I am very pleased to confirm our offer to you of employment with Marin Software Incorporated (the “Company”) in the position of Vice President of Sales. In this position you will report to Chief Executive Officer Christopher Lien. Your start date shall be as we shall mutually agree, and I hope that you will decide to accept our offer of employment on or before November 3, 2006. The terms of our offer and the benefits currently provided by the Company are as described below. In addition, additional terms of your employment and expected duties are more fully described in the attached Employment Outline.

1. Starting Salary. Your starting base salary will be $140,000 per year (less normal payroll deductions and withholdings), and will be adjusted in accordance with the attached Employment Outline. In addition to your base salary, you will be paid the annualized draws in accordance with the attached Employment Outline.

2. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time. Except as expressly provided herein, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future. In addition, if so requested, the Company will reimburse you for your monthly COBRA costs (up to $1,500 per month) prior to the establishment by the Company of regular health insurance benefits. As discussed with you, the Company plans to offer to its employees health, dental and vision benefits in 2007. In addition, the Company agrees to provide you with 15 days per year of paid vacation in addition to regular Company holidays. The Company also, if you elect to drive to work, reimburses 50% of monthly parking expenses.

3. Confidentiality. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that your signing of this offer letter and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers. Notwithstanding anything in this Agreement to the contrary, you may engage in charitable activities and community affairs, and with the

332 Pine Street, Suite 800    |  San Francisco, CA 94104    |  (415) 828-1010     |   (415) 399-9710 (fax)    |   www.marinsoftware.com

Peter Wooster

October 31, 2006

prior approval of the Board of Directors you may serve as a director of any corporation which does not compete in any way with Company business or proposed business; provided that such activities are not inconsistent with your obligations to the Company.

4. Options.

(a) We will recommend to the Board of Directors of the Company that you be granted, under the Company’s 2006 Equity Incentive Plan, as amended (the “Plan”), an option to purchase 2.0% fully diluted of the Company’s Common Stock, with an exercise price equal to the fair market value of the Company’s Common Stock as determined by the Board of Directors on the date of grant. The shares of Common Stock subject to the option will, for so long as you remain continuously employed by the Company become vested according to the following four-year schedule (subject to adjustment as described below): (i) 12.5% of the shares will be vested as of six months from your employment start date (the “First Vesting Date”); and (ii) thereafter at the end of each full succeeding calendar month, 2.0833% of the total shares will become vested.

(b) Stock Option Agreements. Following approval by the Board of Directors, the Company will provide you with a stock option agreement, which will govern the terms of the option.

(c) Board Approval Required. The grant by the Company of the stock option specified above is subject to the Board of Directors’ approval, and the references to the recommendation for such approval is not a promise of compensation and, prior to such approval, is not intended to create an obligation on the part of the Company.

5. At Will Employment. While we look forward to a profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment or other relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. You should regard any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment or service for any particular period of time. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and an authorized officer of the Company (other than you), and approved by the Company’s Board of Directors.

6. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.

7. Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, San Francisco County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would

332 Pine Street, Suite 800    |  San Francisco, CA 94104    |  (415) 828-1010     |   (415) 399-9710 (fax)    |   www.marinsoftware.com

Peter Wooster

October 31, 2006

otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In addition to any other award, the arbitrator shall award the prevailing party attorneys’ fees, costs and arbitration costs, incurred by the prevailing party as a result of the arbitration.

8. Successors, Binding Agreement. This Agreement shall not automatically be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation, whether or not the Company is the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall bind and inure to the benefit of the surviving or resulting corporation, or the corporation to which such assets shall have been transferred, as the case may be; provided, however, that the Company will require any successor to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to California’s choice of law rules. No waiver of any term of this Agreement constitutes a waiver of any other term of this Agreement. This Agreement may be amended only in writing by an agreement specifically referencing this Agreement which is signed by both you and the Company. In the event that a court or other trier of fact invalidates one or more terms of this Agreement, all the other terms of this Agreement shall remain valid and enforceable. You shall have no duty to mitigate any damages caused by the breach of the Company of this Agreement.

10. Acceptance. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me at (415) 828-1010.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

Christopher Lien, Founder and CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and on the attached Employment Outline and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Peter Wooster	Date: October 31, 2006

332 Pine Street, Suite 800    |  San Francisco, CA 94104    |  (415) 828-1010     |   (415) 399-9710 (fax)    |   www.marinsoftware.com

Peter Wooster

October 31, 2006

Peter Wooster Employment Outline

Title

•	Vice President of Sales

•	Reporting to Chief Executive Officer

Employment Start Date

•	On or before January 12, 2007, Peter Wooster and the Company would mutually agree on a start date. Intention would be to have Peter Wooster commence employment one month prior to initial revenue activity.

Job Duties / MBOs

•	In 2007, you shall serve as both an individual contributor leading the Company’s sales effort as well as a manager / coach building out the Company’s sales process, sales team, sales plan (see discussion below) and sales compensation plan.

•	In 2008, assuming the Company’s revenues are scaling consistent with the sales plan, you would be expected to spend a majority of your time as a manager / coach of the sales team with your remaining time devoted to key accounts, key sales initiatives and business development opportunities, as mutually agreed with the Chief Executive Officer.

•	Quarterly MBOs to be mutually agreed prior to first day of employment and to be reviewed at the 90 day anniversary of employment if not reviewed sooner

Sales Plan for OTE Calculation / Sales Commission Schedule

•	The VP of Sales will develop the sales plan and sales commission schedule for the Company’s sales effort with monthly and quarterly detail in consultation with the VP of Product and the Chief Executive Officer, with the Chief Executive Officer having final authority over all sales plans and sales compensation plans.

•	The sales plan and associated sales commission schedule will be reviewed for downward or upward adjustment no later than six months after commencement of Marin Software’s subscription sales and periodically thereafter consistent with the Company’s strategic and financial goals.

332 Pine Street, Suite 800    |  San Francisco, CA 94104    |  (415) 828-1010     |   (415) 399-9710 (fax)    |   www.marinsoftware.com

Peter Wooster

October 31, 2006

Peter Wooster Employment Outline

(continued)

Potential Cash Compensation – 2007

	Months 1 – 3
	of Your		Month 4 of Your
	Employment		Employment – End of
	2007		Year 2007
Annualized Base	$140,000		$140,000
Annualized Draw	62,500	(1)	125,000	(2)
Annualized OTE	$202,500		$265,000

(1)	Draw is non-recoverable and continues until 90 days after Marin Software begins offering paid subscriptions (after the end of the planned closed Beta and the free trial period) at which point the recoverable draw described below begins.
(2)	Recoverable draw commences 90 days from the first month in which Marin Software begins offering paid subscriptions (after the end of the planned closed Beta and the free trial period). Current target is March 1, 2007 for commencement of subscription sales, so recoverable draw would begin June 1, 2007, assuming the Company begins selling subscriptions March 1, 2007.

Potential Cash Compensation – 2008

	Q1 2008	Q2 2008	Q3 2008	Q4 2008
Annualized Base	$150,000	$150,000	$150,000	$150,000
Annualized Draw (1)	125,000	150,000	150,000	150,000
Annualized OTE	$275,000	$300,000	$300,000	$300,000

(1)	Recoverable draw

•	Total compensation capped at $400,000 in 2007

•	Total compensation capped at $500,000 in 2008

332 Pine Street, Suite 800    |  San Francisco, CA 94104    |  (415) 828-1010     |   (415) 399-9710 (fax)    |   www.marinsoftware.com

Peter Wooster

October 31, 2006

Peter Wooster Employment Outline

(continued)

Equity

•	2.0% fully diluted as of employment commencement

•	6-month cliff with four-year vesting

Vacation

•	Company holidays plus 15 days paid vacation

Benefits

•	The Company shall pay Peter Wooster’s entire COBRA premium (up to $1,500 per month), including all family members, until such time in 2007 as the Company establishes comprehensive benefits which are expected to include health, dental and vision as well as a 401(K) program.

•	Upon establishment of comprehensive Company benefits, the Company shall pay the Company portion and Peter Wooster shall pay the remainder consistent with benefits offered to all other Vice President level executives of the Company.

332 Pine Street, Suite 800    |  San Francisco, CA 94104    |  (415) 828-1010     |   (415) 399-9710 (fax)    |   www.marinsoftware.com